EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of July 29, 2013 by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Thomas P. McCaffrey (“Executive”).

RECITALS

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement dated as of December 31, 2008, as amended (the “Employment Agreement”); and

WHEREAS, Executive, having provided services to the Company since May 1, 1993, agrees to continue to provide services for an additional period as provided herein and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to further amend and restate the Employment Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.             Reference to Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.             Term.  Unless otherwise terminated pursuant to the provisions of Section 5 hereof, Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3.             Position and Duties.  Executive shall serve the Company in the capacity of Senior Vice President and Chief Financial Officer, or in such other position as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

4.             Compensation.

(a)           Salary.  During the Employment Term, Executive shall receive an annual salary (the “Salary”) payable at the rate of $614,351 per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”) as hereinafter provided; provided, however, that it shall at no time be adjusted below the Salary for the preceding year.  On July 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised – Urban Wage Earners and Clerical Workers – National – All Items (1982-84=100) (the “Index”) for the twelve (12)-month period (July through June) immediately preceding such July 1.  If the Index is no longer issued, the Compensation Committee and Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index.  Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.

(b)           Incentive Bonus.  So long as employed, Executive may receive an incentive target bonus for each fiscal year or portion thereof during which Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year.  The incentive bonus, if any, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in respect of which Executive earned such bonus.

(c)           Expenses.  Executive shall be entitled to receive prompt payment of, or reimbursement for, all reasonable business expenses incurred by him during the Employment Term on behalf of the Company.

(d)           Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, other than retirement plans, as may be from time to time in effect for executives of the Company generally.  In accordance with Company policy, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.  In addition, upon a Separation from Service for any reason other than Cause, Executive and his spouse, for as long as they each may live, shall be entitled to (i) all medical, dental and health benefits available from time to time to the Company’s executive officers and their spouses, respectively, on similar terms and conditions as active employees on the Termination Date (provided that the level of such benefits is not less than the benefits available to Executive on July 1, 2013, as well as 100% payment for and reimbursement of all medical and dental services and costs incurred by Executive and his spouse, the cost of which is fully paid by the Company), and (ii) the benefits available under the Company’s executive medical reimbursement plan in effect as of the Termination Date, but in no event less than those in effect as of July 1, 2013.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(e)           Automobile.  So long as employed, Executive shall receive an automobile either owned or leased by the Company or a monthly automobile allowance of $1,100 per month (the “Automobile Allowance”), at the discretion of the Company.  The Automobile Allowance, if applicable, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

(f)           Equity Compensation.  So long as employed, Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time on the terms set forth by the Compensation Committee in its sole discretion, which program may include stock options, restricted stock awards or units (“Equity Awards”).  Any Equity Award granted to Executive that is not otherwise accelerated as a result of the termination of Executive’s employment on a specified Termination Date (e.g., termination without Good Reason) will be considered by the Compensation Committee for immediate vesting in connection with any such separation of service with such determination being in the discretion of the Compensation Committee and/or Compensation Committee.

5.             Termination and Compensation Thereon.

(a)           Termination Date.  The term “Termination Date” shall mean the earlier of (i) Executive’s date of death and (ii) date on which Executive incurs a Separation from Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

(b)           Death.

(i)           Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such natural person, trust, corporation, limited liability company, limited or general partnership, or any other entity (each a “Person”) as Executive shall have designated in a notice filed with the Company, or, if no such Person shall have been designated, to his estate, (A) the entire remaining unpaid balance of the Retirement Compensation as provided in Section 5(g) below, determined as of the Termination Date and (B) a lump-sum payment amount equal to the Salary and Automobile Allowance (at the rates in effect on the Termination Date) that would have been due to Executive had this Agreement been in effect from the date of his death until the Expiration Date.

(ii)          Upon Executive’s death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum death benefit in accordance with the Death Benefit Agreement attached hereto as Exhibit A and hereby incorporated by reference.

(iii)         Upon Executive’s death, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death, and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.

(iv)         Following Executive’s death, his spouse shall be entitled to the post-employment benefits in accordance with Section 4(d) hereof.

(v)          In addition, upon Executive’s death, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(c)           Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive’s Incapacity due to a medically determinable physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 5(c).  In such event:

(i)           the Company shall give prompt notice to Executive of any such termination;

(ii)          the Company shall pay to Executive a lump-sum amount equal to the Salary and Automobile Allowance (at the rates in effect on the Termination Date) that he would have received had he remained employed during the period from the Termination Date until the Expiration Date;

(iii)         the Company shall provide Executive and his spouse with the post-employment benefits in accordance with Section 4(d) hereof;

(iv)         the Company shall pay to Executive the entire remaining unpaid balance of the Retirement Compensation as provided in Section 5(g) below, determined as of the Termination Date;

(v)          the Company shall pay to Executive within thirty (30) days after the Termination Date (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date; and

(vi)         upon a termination due to Incapacity, all Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(vii)        The lump sum payment shall be made within thirty (30) days following the Termination Date.  Any dispute between the Compensation Committee and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

(d)           Termination by the Company or Executive.

(i)           Termination by the Company for Cause.  The Company may, at any time, terminate Executive’s employment hereunder for “Cause.”  Upon a termination for Cause, the Company shall have no further obligations to Executive hereunder, except for payment within thirty (30) days following the Termination Date of any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date.  For purposes of this Agreement, “Cause” shall mean any of the following:

(A)           the willful and continued (after a reasonable period following such demand) failure by Executive to substantially perform his duties hereunder (other than (1) any such willful or continued failure resulting from his Incapacity due to physical or mental illness or physical injury or (2) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below)), after written demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties;

(B)           the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(C)           the conviction of Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of Executive’s employment hereunder.

For purposes of this Section 5(d)(i) no act, or failure to act, on the part of Executive shall be considered “willful” unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.  If Executive’s employment is terminated by the Company for Cause pursuant to this Section 5(d)(i), the Company shall have no further obligations to Executive hereunder after the Termination Date, except as provided for in this Section 5(d)(i), Sections 14 and 5(h) hereof (addressing Code Sections 409A and 280G, respectively, and in each case to the extent applicable), Section 12 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.

(ii)           Termination without Cause or for Good Reason.

(A)           The Company may, at any time, terminate Executive’s employment hereunder without Cause and Executive may terminate Executive’s employment hereunder with “Good Reason” (as defined below).

(B)           If Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, then Executive shall receive payment of:

(1)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(2)           any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(3)           a lump-sum amount equal to his Salary and Automobile Allowance (at the rates in effect on the Termination Date) that Executive would have received had he remained employed during the period from the Termination Date through the Expiration Date;

(4)           the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 5(g) hereof, determined as of the Expiration Date;

(5)           the Severance Payment pursuant to Section 5(f) hereof;

(6)           the Company shall provide Executive and his spouse with the post-employment benefits in accordance with Section 4(d) hereof; and

(7)           any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest as of the Termination Date and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(C)           The lump-sum payment under clauses (B)(1) - (5) shall be made within thirty (30) days following the Termination Date, provided, however, to the extent that Section 409A applies, the payment pursuant to clauses (B)(3) and (5) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(iii)           Termination by Executive without Good Reason.  Executive may terminate his employment hereunder without Good Reason.  If Executive’s employment is terminated by Executive without Good Reason, then Executive shall receive payment of:

(A)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(B)           any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(C)           the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 5(g) hereof, determined as of the Termination Date;

(D)           a lump-sum amount equal to one (1) times the Salary and Automobile Allowance (both at the rate in effect as of the Termination Date), which lump-sum shall not be pro-rated; and

(E)           the Company shall provide Executive and his spouse with the post-employment benefits in accordance with Section 4(d) hereof.

The lump-sum payment under clauses (A) - (D) shall be made within thirty (30) days following the Termination Date; provided, however, to the extent that Section 409A applies, the payment pursuant to clause (D) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(iv)         For purposes of this Agreement, “Good Reason” means:

(A)           a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

(B)           a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)           Executive ceasing to be the Senior Vice President and Chief Financial Officer of the Company pursuant to this Agreement (or such other positions Executive holds (1) immediately prior to the Change of Control Date, if applicable, or (2), solely for purposes of Section 5(d), thirty (30) days prior to the Termination Date);

(D)           Requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment; or

(E)           a material breach by the Company of any term or provisions of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

(e)           Change of Control.

(i)           If a “Change of Control” (as defined in Section 5(e)(ii)) of the Company occurs, the Company will be obligated as provided in this Section 5(e).  For purposes of determining the Company’s obligations under this Section 5(e), the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.”  If a Change of Control occurs during the Employment Term, the Executive’s employment shall be terminated, and:

(A)           the Company or its successor in interest shall pay to Executive (1) a lump-sum amount equal to (x) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date, (y) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, and (z) a lump-sum amount equal to: (1) his Salary and Automobile Allowance (at the rates in effect as of the Termination Date) that Executive would have received had he remained employed during the period from the Termination Date through the Expiration Date, (2) the entire remaining unpaid balance of the Retirement Compensation, as provided in Section 5(g) below determined as of the Expiration Date; and (3) the Severance Payment pursuant to Section 5(f) hereof;

(B)           the Company or its successor in interest shall provide Executive and his spouse with post-employment benefits in accordance with Section 4(d) hereof; and

(C)           any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable (e.g. options), be exercisable immediately upon the earlier of (1) the date immediately preceding the Change of Control Date and (2) the execution of an agreement, if any, that would constitute a Change of Control (regardless of whether such agreement is consummated), and, notwithstanding any provisions set forth in the applicable agreement or related plan, such Equity Awards, shall continue to be exercisable until their original stated expiration date.

(D)           The payment described in Section 5(e)(i)(A) shall be made on the Termination Date.

(ii)           For purposes of this provision, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A.

(iii)         A Change of Control shall occur on the effective date of any event specified in Section 5(e)(ii) above.  In connection with any determination of ownership for purposes of Section 5(e)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(iv)         The obligations of the Company pursuant to this Section shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section.

(v)           Subject to timely payment of the foregoing amounts set forth in Section 5(e) and the provision of the benefits described in 4(d), and the Company’s compliance with the other foregoing terms, the Company shall have the option, upon providing written notice to Executive on or before the Termination Date, to re-hire the Executive for employment with the Company, its purchaser or its successor for a minimum of twelve (12) months and up to twenty four (24) months beyond the Termination Date at the same Salary, bonuses, Equity Awards, benefits and Automobile Allowance (and at the Executive’s same Company location) as in effect as of the Termination Date in exchange for the same services from the Executive as contemplated by Section 3 of this Agreement, and on such additional terms as the Company and Executive may agree.

(f)           Severance Payment.  Executive is eligible to receive a Severance Payment (the “Severance Payment”) upon the following conditions: If Executive’s employment hereunder is terminated by (A) the Company for any reason other than for Cause or (B) the Executive for Good Reason, then on the Termination Date, the Company shall pay to Executive a lump-sum amount equal to two (2) times the Salary and Automobile Allowance (both at the rate in effect as of the Termination Date), which lump-sum shall not be pro-rated.  For the avoidance of doubt, the Severance Payment pursuant to this Section 5(f) shall be payable upon Executive’s termination of employment as described herein, and is in addition to the Retirement Compensation described in 5(g) below.

(g)           Retirement Compensation.

(i)           If Executive’s employment is terminated for any reason other than Cause, the Company shall also pay to Executive a lump-sum amount equal to the amount by which (A) the product of (1) one-half (1/2) multiplied by Executive’s average annual salary for the three (3)-year period preceding the Termination Date times (2) the number of years (including any partial year) since May 1, 1993 (the “Retirement Compensation”) exceeds (B) the sum of any amounts previously distributed to Executive pursuant to Sections 5(g)(ii), 5(g)(iii) and 5(g)(iv).  The lump-sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method.  The payment will be made to Executive within five (5) business days following the Termination Date.

(ii)          Within five (5) business days after the date on which the BE Aerospace, Inc. Executive Compensation Trust II dated April 21, 1999, as amended, is terminated (the “Distribution Date”), the Company will distribute in a lump-sum the amount of Retirement Compensation that would have been payable to Executive under Section 5(g)(i) as of the Distribution Date.

(iii)         Within ninety (90) business days following the Distribution Date, the Company shall establish a trust for the duration of the Employment Term, and, commencing on the Distribution Date and on a quarterly basis, thereafter (each a “Contribution Date”) the Company shall contribute to the trust (the “Retirement Trust”) for the benefit of Executive an amount equal to (A) the Retirement Compensation that would be payable to Executive under Section 5(g)(i) if the Contribution Date was his Termination Date minus (B) the total of all contributions made to the Retirement Trust by the Company as of such Contribution Date.  The Retirement Trust to which the Company shall make these contributions shall be irrevocable.  The Retirement Trust shall provide that Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(g)(iii), an amount up to but not to exceed the amount of that contribution.  If and to the extent that Executive fails to exercise this withdrawal right within the thirty (30)-day period, such withdrawal right shall lapse.  The Retirement Trust also shall contain such other provisions as the Company and Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with Executive as the grantor.  The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5(g)(iii), shall be payable to Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company’s creditors.

(iv)         Executive shall be responsible for all applicable Federal, State and local income and employment taxes due with respect to each contribution made by the Company under Section 5(g)(ii).  As of the last day of each calendar quarter ending on or after the Distribution Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by Executive for the calendar year for which the distribution is being made and as a result of his beneficial interest in the Retirement Trust.  For this purpose, the term “Assumed Taxes” shall mean the federal, state and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest federal and applicable state and local income and employment tax rates.

(h)           Certain Additional Payments by the Company.

(i)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and including, without limitation, any additional payments required under this Section 5(h)) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to Executive (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.  The Gross-Up Payment shall be paid to Executive no later than the end of the taxable year next following the taxable year in which Executive remits the taxes related to the Gross-Up Payment.

(ii)          Subject to the provisions of paragraph (iii) of this Section 5(h), all determinations required to be made under this Section 5(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5(h), shall be paid by the Company to Executive promptly following the receipt of the Accounting Firm’s determination but in no event later than the end of the taxable year next following the taxable year in which the Accounting Firm’s determination is received.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 5(h) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but in no event later than the end of the taxable year next following the taxable year in which Executive remits the taxes.  The previous sentence shall apply mutatis mutandis to any overpayment of the Gross-Up Payment.

(iii)         Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A)           give the Company any information reasonably requested by the Company relating to such claim;

(B)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)           cooperate with the Company in good faith in order effectively to contest such claim; and

(D)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(h)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s Control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)        If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5(h)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.             Amendments.  No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

If to Executive, to him at:

Thomas P. McCaffrey
4821 South Flagler Drive
West Palm Beach, FL  33405

8.             Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all such prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement between Executive and the Company attached as Exhibit B which is incorporated herein by reference.

9.             Mutual Waiver.  Except in the event of a termination for Cause, the Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date substantially in the form attached hereto as Exhibit C, and hereby incorporated by reference (the “Mutual Waiver”).

10.           Withholding.  Without limiting the effect of Sections 5(h) and 13, all payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

11.           Legal Fees.  In the event of a dispute between the parties with respect to any payments due hereunder in connection with Incapacity, Termination without Cause, “for” or “without” Good Reason, or a Change of Control, the Company will pay the costs of all legal fees and related dispute costs and expenses incurred by Executive in connection with such dispute.  Such costs and expenses shall be provided to Executive in a timely manner, such as on a monthly basis.

12.           Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity.

13.           Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Except with respect to the Retirement Compensation, nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

14.           Section 409A.

(a)           If any amounts that become due under Section 5 (other than Section 5(h)) of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.  For the avoidance of doubt, the parties agree and acknowledge that the Retirement Compensation is not “nonqualified deferred compensation” within the meaning of Section 409A.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section that otherwise would be immediately payable to Executive.  The provisions of this Section shall only apply if required to comply with Section 409A of the Code.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(f)           The provisions of Section 5(h) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under said Section 409A of the Code so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

15.           Miscellaneous.

(a)           Enforceability.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

(b)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement may be assigned by the Company.  Executive may not assign or delegate Executive’s duties under this Agreement without the Company’s prior written approval.

(c)           Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5(d)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)           Survival.  The provisions of Sections 4(d) and 5 through 15 inclusive hereof shall each survive any termination or expiration of this Agreement in accordance with the applicable statute of limitation(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey

B/E AEROSPACE, INC.

By:	/s/ Amin J. Khoury
Name:	Amin J. Khoury
Title:	Chairman and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED
DEATH BENEFIT AGREEMENT

This Amended and Restated Death Benefit Agreement (the “Agreement”) is entered into this 30th day of November, 2012, by and between B/E AEROSPACE, INC., a Delaware corporation, hereinafter called the “Company,” and THOMAS P. McCAFFREY, hereinafter called the “Executive.”

WHEREAS, the Executive has been employed by the Corporation for many years and has rendered valuable services which have contributed to the growth and prosperity of the Corporation;

WHEREAS, the Executive is party to a death benefit agreement (the "Original Agreement") dated on or about March, 2006 pursuant to which the Corporation shall provide The Thomas P. McCaffrey Irrevocable Trust dated March 15, 1997, the Executive's beneficiary (the "Beneficiary"), with the payment of a death benefit;

WHEREAS, the Original Agreement was amended pursuant to the employment agreement dated December 31, 2008 between the Corporation and the Executive;

WHEREAS, the Corporation and the Executive wish to amend and restate the Original Agreement to increase the death benefit payable to the Beneficiary to $4,000,000 (four million dollars).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.           DEATH BENEFIT.

A.
Upon the Executive’s death at any time, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the Beneficiary a payment of $4,000,000 (four million dollars) (the “Death Benefit”).  The Death Benefit shall be paid in a cash lump sum within thirty (30) days following the Executive’s death.

B.	The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, within two (2) years after the execution of this Agreement.

2.
CONDITIONS.  In order to fund its cash payment obligation under this Agreement, the Corporation may elect, in its absolute discretion, to purchase a life insurance policy.  The Executive agrees that in the event the Corporation elects to do so, then the Corporation may insure the life of the Executive and the Executive agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such insurance.  The Executive further agrees that if the Corporation elects to purchase such a life insurance policy, then the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of that policy.

3.
ESTABLISHMENT OF TRUST.  The Corporation may establish a Death Benefit Only Trust (the “Trust”).  If established, all benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation.  The Trust, if established, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33 except an independent individual third party may be designated as trustee.  The assets of the Trust are subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein.  Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

4.
EMPLOYMENT RIGHTS.  This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

5.           EXECUTIVE RIGHT TO ASSETS.

A.
The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation. The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

B.
The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement. Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation. Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

2

C.
The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

6.	INDEPENDENCE OF BENEFITS.

The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive.  This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive.  Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

7.             ASSIGNABILITY.

Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

8.             AMENDMENT.

This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive.  The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive.  The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1400 Corporate Center Way, Wellington, Florida 33414. If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

9.             LAW GOVERNING.

This Agreement shall be governed by the laws of the State of Florida.  This Agreement is solely between the Corporation and the Executive.  Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement.  However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

3

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION:	B/E AEROSPACE, INC.,
a Delaware corporation
ATTEST:

By: ___________________________	By: ________________________________
Name: Ryan M. Patch	Name: ______________________________
Title: Secretary	Title: _______________________________

EXECUTIVE:	___________________________________
THOMAS P. McCAFFREY

4

Exhibit B

Proprietary Rights Agreement

Exhibit C

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Thomas P. McCaffrey (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of ______, 2013, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.                                                      It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational document, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

2

(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.   The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

3

7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

4

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

________________________________	By: ________________________________
Thomas P. McCaffrey	PRINT NAME: _______________________
TITLE: _____________________________

STATE OF FLORIDA )
) ss.
COUNTY OF ___________ )

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Thomas P. McCaffrey, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

__________________________________
Notary Public
My Commission Expires:

WPB_ACTIVE 5542488.2
6/27/13

6